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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Holditch-Reservoir Technologies Consulting Services hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. (the Company) for the year ended December 31, 2001. We hereby further consent to the use of information contained in our reports, as of January 1, 2002, 2001 and 2000, setting forth the estimates of revenues from the Company's oil and gas reserves. We further consent to the incorporation by reference of the Form 10-K into the Company's Registration Statement on Form S-8 (Registration No. 333-94387), the Company's Registration Statement on Form S-3 (Registration No. 333-69496), and the Company's Registration Statement on Form S-3 (Registration No. 333-82180).

/s/Joseph H. Frantz, Jr.


March 25, 2002